Exhibit T3B-16

AMENDED & RESTATED

OPERATING AGREEMENT

OF

HORSESHOE SOUTHERN INDIANA LLC

a Delaware Limited Liability Company

As of August 10, 2017

AMENDED & RESTATED

OPERATING AGREEMENT

OF

HORSESHOE SOUTHERN INDIANA LLC

This AMENDED & RESTATED OPERATING AGREEMENT (this “Agreement”) of Horseshoe Southern Indiana LLC (the “Company”) is made and adopted by Southern Indiana Holdco 1 LLC, a Delaware limited liability company (“Holdco 1”), Southern Indiana Holdco 2 LLC, a Delaware limited liability company (“Holdco 2”), and Southern Indiana Holdco 3 LLC, a Delaware limited liability company (“Holdco 3”, and together with Holdco 1 and Holdco 2, the “Members”) effective as of August 10, 2017.

WHEREAS, VICI Properties 1 LLC, a Delaware limited liability company (the “Initial Member”) caused the Company to be formed as a limited liability company on January 13, 2017 in accordance with the Delaware Act by filing the Certificate of Formation with the Secretary of State of the State of Delaware;

WHEREAS, the Initial Member transferred the membership interests of the Company to the Members on August 10, 2017;

WHEREAS, the Members now desire to amend and restate the Operating Agreement of the Company, dated January 13, 2017 (the “Initial Operating Agreement”), in its entirety and, therefore, are entering into this Agreement;

WHEREAS, upon execution of this Agreement by the Members, the Initial Operating Agreement shall be superseded by this Agreement and cease to be of any further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

1. Formation of Limited Liability Company. The Company was formed on January 13, 2017, pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Delaware Act”), by the filing of a Certificate of Formation of the Company with the office of the Secretary of the State of Delaware. The rights and obligations of the Members and the administration of the Company shall be governed by this Agreement and the Delaware Act. To the extent this Agreement is inconsistent in any respect with the Delaware Act, this Agreement shall control.

2. Members. The Company has three members: Southern Indiana Holdco 1 LLC, a Delaware limited liability company, Southern Indiana Holdco 2 LLC, a Delaware limited liability company, and Southern Indiana Holdco 3 LLC, a Delaware limited liability company. The principal office of each Member is One Caesars Palace Drive, Las Vegas, Nevada 89109. The Members shall own all of the membership interests of the Company, as set forth on Schedule B attached hereto.

3. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Delaware Act).

4. Name. The name of the Company shall be Horseshoe Southern Indiana LLC.

5. Registered Office; Other Places of Business. The registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Company may have such other offices as the Members may designate from time to time.

6. Resident Agent. The agent for service of process in Delaware as of the effective date of this Agreement is Corporation Service Company

7. Term of Company. The Company commenced on the date the Certificate of Formation was properly filed with the Secretary of State of the State of Delaware and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.

8. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Members. The Members may appoint one or more managers and/or officers of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons. Any such managers and/or officers shall serve at the pleasure of the Members. To the extent delegated by the Members, managers and/or officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined the Members, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such officers in corporations incorporated under the laws of the state of Delaware. No delegation of authority hereunder shall cause the Members to cease to be Members. The initial officers of the Company, as designated by the Members, are listed on Schedule A attached hereto.

9. Other Activities. The Members, their agents, representatives and affiliates may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

10. Standards of Conduct. Whenever the Members are required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Members shall be entitled to consider only such interests and factors, including their own, as they desire, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Members have, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Members acting in accordance with the Agreement shall not be liable to the Company or any such other person for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Members otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

11. Limited Liability. Except as otherwise required by any non-waivable provision of the Delaware Act or other applicable law, the Members shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.

12. Indemnification. The Company shall indemnify and hold harmless the Members to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Members may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company. In addition, to the extent permitted by law, the Members may cause the Company to indemnify and hold harmless any managers and/or officers from and against any and all Costs arising from any or all Actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Members shall have no liability or responsibility therefor.

13. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Members. In such event, after satisfying creditors, all remaining assets shall be distributed to the Members pro rata according to their membership interests.

14. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Members.

15. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to other principles of conflicts of law.

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IN WITNESS WHEREOF, the Members hereto have duly executed this Agreement effective as of the above stated date.

MEMBERS

Southern Indiana Holdco 1 LLC

By:	/s/ John Payne
Name:	John Payne
Title:	President

Southern Indiana Holdco 2 LLC

By:	/s/ John Payne
Name:	John Payne
Title:	President

Southern Indiana Holdco 3 LLC

By:	/s/ John Payne
Name:	John Payne
Title:	President

Signature Page to Operating Agreement

SCHEDULE A

OFFICERS

Name	Title
John Payne	President
Mary Beth Higgins	Vice President and Treasurer
Tim Lambert	Vice President and Secretary

SCHEDULE B

Name of Member	Percentage Membership Interest
Southern Indiana Holdco 1 LLC	10%
Southern Indiana Holdco 2 LLC	40%
Southern Indiana Holdco 3 LLC	50%